UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
CURRENT REPORT
Pursuant to
SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

_______________________

Date of Report (Date of earliest event reported): July 23, 2014

PACIFIC FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-29829 (SEC File Number)	91-1815009 (IRS Employer Identification No.)

1101 S. Boone Street
Aberdeen, Washington 98520
(360) 533-8870
(Address, including zip code, and telephone number,
including area code, of Registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)     On July 23, 2014, the Board of Directors (the "Board") of Pacific Financial Corporation (the "Company") elected Daniel J. Tupper, Jr. to serve as a director of the Company, effective immediately. Mr. Tupper was also elected as a director of Bank of the Pacific, the Company’s wholly owned bank subsidiary (the "Bank").

Mr. Tupper will be compensated for services as a director consistent with the Company's compensation policies for directors generally. A discussion of the Company's director compensation arrangements is included under the heading "Director Compensation for 2013" in the Company's definitive proxy statement for its annual meeting of shareholders held April 23, 2013, filed with the Securities and Exchange Commission on March 28, 2014, and is incorporated by reference into this report.

Mr. Tupper was elected to fill a newly created position as a Class “B” director. As such, Mr. Tupper is expected to next stand for election by shareholders at the Company's 2016 annual meeting of shareholders, consistent with the Company's staggered board of directors. Committee appointments for Mr. Tupper have not yet been made.

There are no relationships or transactions involving Mr. Tupper that are required to be disclosed pursuant to Item 404(a) of Regulation S-K other than as follows. Mr. Tupper is a corporate officer of a business enterprise which maintains several credit facilities totaling $1.0 million with the Bank. These facilities have been made in the normal course of business on substantially the same terms as those prevailing at the time for comparable relationships not related to the Bank.

The press release announcing the election of Mr. Tupper is filed as Exhibit 99.1 to this report and incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press release dated August 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC FINANCIAL CORPORATION
DATED: August 5, 2014	By:	s/ Douglas N. Biddle
Douglas N. Biddle EVP & Chief Financial Officer